COMMUNITY CENTRAL BANK CORPORATION
FORM 10-QSB (continued)




                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS


                                                      Three Months Ended                       Nine Months Ended
                                                          September 30,                           September 30,
                                                    2002                2001                2002                2001
                                                   ------              ------              ------              ------
                                                                  (in thousands, except per share data)
BASIC

Net Income                                         $  496              $  441              $1,340              $1,230
/ Weighted Average Shares                           2,627               2,611               2,620               2,610
                                                   ------              ------              ------              ------

Basic Earnings Per Share                           $ 0.19              $ 0.17              $ 0.51              $ 0.47
                                                   ======              ======              ======              ======


DILUTED

Net Income                                         $  496              $  441              $1,340              $1,230
/ Weighted Average Shares                           2,651               2,615               2,644               2,612
                                                   ------              ------              ------              ------
Diluted Earnings Per Share                         $ 0.19              $ 0.17              $ 0.51              $ 0.47
                                                   ======              ======              ======              ======



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